Exhibit 99.2
MEMORANDUM
TO: Directors and Executive Officers of SPARTA, Inc.
FROM: David Schreiman
DATE: January 16, 2008
RE: Notice of Blackout Period with Respect to Trading of SPARTA, Inc. Common Stock
As announced, SPARTA, Inc. (“SPARTA”) has agreed to merge with and become a subsidiary of Cobham plc (the “Merger”), subject to approval by SPARTA’s stockholders and the satisfaction of other regulatory requirements.
Because the SPARTA, Inc. Profit Sharing Plan (the “Plan”) holds shares of SPARTA common stock that will be exchanged in connection with the Merger for cash (the “Exchange”), participants’ access to SPARTA common stock held in their accounts under the Plan will be suspended for a limited period (a “blackout period”) to permit the Exchange to be completed. Further, as required by Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, during the blackout period you will be unable to trade in SPARTA common stock or derivatives, as described below.
The blackout period is expected to begin at 9am, Eastern Standard Time, on January 16, 2008, and end as soon as reasonably practicable following the consummation of the Merger. You will be provided more information about when the blackout period will end when such information becomes available.
During the blackout period, you will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of SPARTA that you acquired in connection with your service as a director or employment as an executive officer. This includes transactions with respect to stock options. Applicable regulations establish a presumption that any sale or other transfer of equity securities by a Director or Executive Officer during a blackout period violates the trading prohibition, to the extent the you have a pecuniary interest in the equity security. Dispositions of equity securities of SPARTA in connection with the Merger are exempt from the blackout period trading restrictions.
For further information regarding this blackout period (including, without charge, information regarding whether the blackout period has begun or ended), please contact Jerry Fabian at the following address and phone number: SPARTA, Inc., 25531 Commercentre Drive, Suite 120, Lake Forest, CA 92630, Tel: (949) 768-8161.
Important Additional Information will be Filed with the SEC
In connection with the proposed Merger, SPARTA will prepare a proxy statement for the stockholders of SPARTA to be filed with the Securities and Exchange Commission (the “SEC”). Before making any voting decision, SPARTA’s stockholders are urged to read the proxy statement regarding the Merger and the related transactions carefully in its entirety when it becomes available because it will contain important information about the proposed transaction. SPARTA’s stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. SPARTA’s stockholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to SPARTA, Inc., 25531 Commercentre Drive, Suite 120, Lake Forest, CA 92630, telephone: (949) 768-8161.